                              AMENDED AND RESTATED
                                 PROMISSORY NOTE
$5,000,000,000                                                   January 1, 2000

         FOR VALUE RECEIVED, the undersigned, Conseco Finance Corp. (f/k/a Green Tree Financial Corporation), a Delaware Corporation (the "Borrower"), hereby promises to pay to the order of Conseco, Inc., an Indiana corporation (the "Lender"), at 11825 North Pennsylvania Street, Carmel, Indiana 46032, (i) the principal amount of Five Billion Dollars ($5,000,000,000), or, if less, the aggregate unpaid principal amount of each loan or advance made by the Lender to the Borrower hereunder, in lawful money of the United States of America in immediately available funds, (ii) interest accrued and unpaid as of the date hereof with respect to the Old Note (as defined below), and (iii) interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at a rate per annum equal to 150 basis points in excess of the London interbank offered rate for a one, two, three or six-month period (each, an "Interest Period"), as published in The Wall Street Journal and as selected by the Borrower prior to the expiration of the then current Interest Period (the "Interest Rate"). If the Borrower fails to select an Interest Period prior to the expiration of the then current Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month.

         This Note may be prepaid in whole or in part at any time without premium or penalty. Amounts prepaid on this Note may be reborrowed.

         The unpaid principal balance of this Note shall be due and payable in full on demand by the Lender. Accrued and unpaid interest on the principal balance of this Note shall be due and payable quarterly in arrears on each March 31st, June 30th, September 30th and December 31st, with the first interest payment due March 31, 2000. The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate equal to the Interest Rate plus 2.0%.

         This Note amends and restates that certain Promissory Note dated July 17, 1998 by Green Tree Financial Corporation payable to Conseco, Inc. for Two Billion Dollars ($2,000,000,000) (the "Old Note") and the Old Note is null and void.

         The Borrower and any and all sureties, guarantors and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive grace, presentment for payment, protest, notice of any kind (including notice of dishonor, notice of protest, notice of intention to accelerate and notice of acceleration) and diligence in collecting and bringing suit against any party hereto, and agree to all extensions and partial payments, with or without notice, before or after maturity. The nonexercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

         This Note shall be construed in accordance with and governed by the laws of the State of Indiana and any applicable laws of the United States of America. The provisions of this Note shall be binding on and inure to the benefit of the successors and assigns of the Borrower and the Lender, including any subsequent holders of this Note.

         In the event this Note is not paid when due at maturity, the Borrower agrees to pay, in addition to the principal of and interest on this Note, all costs of collection, including reasonable note attorneys' fees.

         IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

                                       CONSECO FINANCE CORP.
                                       (f/k/a Green Tree Financial Corp.)



                                       By:    /s/ Rollin M. Dick
                                              -----------------------------
                                       Name:  Rollin M. Dick
                                       Title: Executive Vice President and
                                                Chief Financial Officer